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                                                                      EXHIBIT 5C


                         UNDERTAKING TO FILE AMENDMENTS
                        TO TAX REDUCTION INVESTMENT PLAN
                       WITH THE INTERNAL REVENUE SERVICE


The Registrant hereby undertakes to file with the Internal Revenue Service ("IRS"), in a timely manner, all amendments and restatements of the Household International Tax Reduction Investment Plan (the "Plan") which were adopted subsequent to those mentioned in the IRS' Determination Letter dated December 1, 1995 (such letter included as Exhibit 5B to this Registration Statement.) The Registrant further undertakes to make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.